Exhibit 99.1

Waldencast Announces $1.2 Billion Three-Way Business Combination with Obagi and Milk Makeup as a First Step in its Strategy to Create a Global Multi-Brand Beauty and Wellness Platform

●	Waldencast’s ambition is to build a global best-in-class beauty and wellness multi-brand platform by creating, acquiring and accelerating the next generation of high-growth, purpose-driven brands that can benefit from the platform’s strong product and brand development capabilities.

●	Obagi is an industry-leading, advanced skin care line positioned in the high-growth dermo-cosmetic category and recognized for its clinical excellence, innovation, and science-backed approach.

●	Milk Makeup is a high-growth, cult-favorite beauty brand among Gen-Z consumers and a leader in clean beauty known for its strong community, cultural relevance, and iconic products.

●	Waldencast Founder and CEO Michel Brousset will lead the combined business, alongside Waldencast Founder and COO Hind Sebti and CFO/CTO Tassilo Festetics. Felipe Dutra will serve as Executive Chairman of the Board. Both Obagi’s CEO, Jaime Castle and Milk Makeup’s CEO, Tim Coolican, will remain responsible for their respective businesses and report to Michel Brousset.

●	The transaction values Waldencast at approximately $1.2 billion and will be funded by $345 million of IPO cash proceeds; fully committed $333 million Forward Purchase Agreements (of which $160 million is provided by the Sponsor, Waldencast Long-Term Capital LLC, and Dynamo Master Fund, a member of the Sponsor); a fully committed $105 million PIPE priced at $10.00 per share, and $475 million of Sellers’ rollover equity.

Nov. 15, 2021 – New York, NY – Waldencast Acquisition Corp., (NASDAQ: WALD), a special purpose acquisition company today announced it has entered into definitive simultaneous business combination agreements with leading science-based, results-driven skin care brand Obagi and award-winning makeup and skin care brand Milk Makeup. The approximately $1.2 billion three-way transaction is a first step in Waldencast’s strategy to create a global best-in-class multi-brand beauty and wellness platform.

Obagi is a leading physician-dispensed brand in the dermo-cosmetic space, the highest-growth category in skin care. Obagi is ranked number one by US dermatologists and plastic surgeons and is recognized for its clinical excellence, industry-leading innovation, and science-backed approach1. Strongly anchored in the medical space through practitioners’ recommendation, its products also span the consumer and spa segment. Obagi’s ambition is to become the top professionally recommended brand in the world, by extending its portfolio into new consumer and retail channels, as well as expanding geographically to new key skin care markets.

Milk Makeup is a high-growth, cult-favorite beauty brand among Gen-Z consumers and a leader in clean beauty that has grown organically through a diverse and inclusive community and is known for its cultural relevance and iconic products. Milk Makeup is built on the promise of clean, cool beauty that works with best-selling hero products at key retailers. The brand values of Good for You, Good for the Planet and Good for the Community resonate strongly with its passionate community. The brand’s ambition is to become one of the world’s top make-up brands, expanding its community, portfolio, and geographic reach.

[1]	Source: “2020 Kline Physician-Dispensed Skincare: U.S. Perception and Satisfaction Survey,” Kline & Company.

Waldencast will be led by Founder and CEO Michel Brousset, who has over 25 years of experience leading and scaling global consumer and beauty brands at L'Oréal and Procter & Gamble. Prior to founding Waldencast, Mr. Brousset was Group President of L’Oréal North America Consumer Products. Waldencast’s Co-Founder, Hind Sebti, who has over 20 years of beauty-specific operational experience at L’Oréal and Procter & Gamble will act as Chief Operating Officer. Tassilo Festetics, who will serve as Chief Financial Officer and Chief Technology Officer, has held various financial roles across multiple geographies over a nearly 15-year career at AB InBev, where he served as Global VP of Technology as well as CFO of AB InBev Asia. Felipe Dutra, who will serve as Executive Chairman of Waldencast, is the former CFO/CTO of AB InBev and has over 30 years of global experience in M&A, capital markets execution, implementation of financial and operational strategy best practices, and delivery of superior growth and shareholder value. Obagi CEO Jaime Castle and Milk Makeup CEO Tim Coolican will remain responsible for their respective businesses, reporting to Michel Brousset and working closely with the Waldencast’s leadership team to accelerate profitable growth while preserving each brand’s distinct DNA and entrepreneurial spirit.

Michel Brousset, Waldencast Founder and CEO, said: “Partnering with Obagi and Milk Makeup is a major milestone in our ambition to build a best-in-class global multi-brand beauty platform, which will be home for the next generation of high-growth, purpose-driven brands. I greatly admire Obagi and Milk Makeup, both leaders in their respective categories, and I am looking forward to working with Jaime and Tim to further accelerate the growth of their respective brands, while preserving each brand’s unique business model. We believe the brands will benefit strongly from the Waldencast ecosystem, bringing operational scale, and attracting best-in-class talent and capabilities.”

Jaime Castle, CEO of Obagi, said: “Waldencast’s ambition to build a global best-in-class beauty and wellness company that embraces conscious, purpose-driven brands is aligned with Obagi’s purpose, vision and values, making Waldencast an ideal fit. I look forward to working with Michel and the team as we continue to develop effective, science-based skin care that includes and embraces the full spectrum of beauty and self-care.”

Tim Coolican, CEO of Milk Makeup, remarked: “Our community has always been the heartbeat of our company and Milk Makeup’s mission is to celebrate and serve them. We found in Waldencast like-minded partners who share our values and commitment to building a global beauty movement rooted in community, self-expression, inclusion, and social purpose.”

Mazdack Rassi, Milk Makeup co-founder and Chief Brand Officer, added: “We built Milk Makeup to be a movement as much as a business, and Waldencast is the perfect home for Milk Makeup to achieve its full potential. I am so grateful to our team and our community and look forward to a great future together.”

Waldencast Chairman Felipe Dutra said, “The Board and I are excited about the growth opportunities that this combination can create under the outstanding leadership of Michel, Hind, Tassilo and the management teams of Obagi and Milk Makeup – who together have world-class beauty expertise with a proven track record. This transaction brings to life the Waldencast dream of building a global best-in-class beauty and wellness multi-brand platform, and I am honored to be a part of this journey.”

Details of the transaction:

Under the terms of the definitive merger agreement, the transaction is valued at a proforma enterprise value of approximately $1.2 billion. The transaction will be funded by $345 million of IPO cash proceeds (subject to any redemptions); a fully committed $333 million Forward Purchase Agreement of which $160 million is provided by the sponsors (Waldencast Long-Term Capital LLC and Dynamo Master Fund); a fully committed $105 million PIPE priced at $10.00 per share; and $475 million of Seller rollover equity. Obagi’s and Milk Makeup’s existing shareholders are expected to hold equity of 20.5% and 14.9% respectively (without giving effect to any redemptions), in Waldencast.

The transaction includes significant sponsor alignment with other shareholders in the form of the $160m FPA committed capital. Notably, the leadership team of Waldencast will directly operate the combined business with a focus on driving growth and shareholder value.

The business combination has been unanimously approved by the boards of Waldencast, Obagi, and Milk Makeup. The combination with Obagi and Milk Makeup is expected to close in the first half of 2022, subject to, among other things, approval by Waldencast shareholders and the satisfaction, or waiver, of other customary closing conditions. Upon the closing of the transactions with Obagi and Milk Makeup, both companies will become part of the Waldencast portfolio, and listed on Nasdaq under the symbol “WALD.”

Investor Presentation

A copy of the investor presentation can be found at https://www.waldencast.com/investors-relations.

Advisors

J.P. Morgan Securities LLC acted as capital markets advisor and lead financial advisor, and Credit Suisse acted as capital markets advisor and financial advisor to Waldencast. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Waldencast. Lazard was financial advisor to Obagi, and Financo Raymond James was financial advisor to Milk Makeup. Latham & Watkins served as legal counsel to Obagi, and Goodwin Procter served as legal counsel to Milk Makeup.

About Obagi

Obagi is an industry-leading, advanced skin care line formulated with scientifically proven ingredients, refined with a legacy of 30 years’ experience. First known as leaders in the treatment of hyperpigmentation with the Obagi Nu-Derm® System, Obagi products are designed to restore skin's natural radiance by visibly improving balance, tone and texture, and diminishing the appearance of premature aging, photodamage, skin discoloration, acne, and sun damage. More information about Obagi is available on the brand’s website, Facebook, Twitter and Instagram pages.

About Milk Makeup

Founded in 2016, Milk Makeup quickly became a cult-favorite among the beauty community for its values of self-expression and inclusion, captured by its signature Live Your Look, its innovative formulas and clean ingredients. The brand creates vegan, cruelty-free, clean formulas from its Milk Makeup HQ in Downtown NYC. Currently, Milk Makeup offers over 300 products through its US website www.MilkMakeup.com, and its retail partners including Sephora in North America, Europe, the Middle East and Australia and Cult Beauty and Selfridges in the UK.

About Waldencast

Founded by Michel Brousset and Hind Sebti, Waldencast’s vision is to build a global best-in-class beauty and wellness operating platform by developing, acquiring, accelerating, and scaling the next generation of conscious, purpose-driven brands. The Company intends to seek brands with a direct connection to today’s evolving consumers whose goals include pursuing social responsibility, inclusiveness, sustainability, and transparency. Its goal is to become the partner of choice for next-generation brands and consumers by leveraging the collective leadership and the industry-specific operating experience of its management team.

Additional Information and Where to Find It

This press release relates to proposed transactions between Obagi and Waldencast and Milk Makeup and Waldencast. This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Obagi or Milk Makeup, the combined company or Waldencast, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act. Waldencast intends to file a registration statement on Form S-4, or other appropriate forms, with the SEC, which will include a document that serves as a prospectus and proxy statement of Waldencast, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Waldencast shareholders. Waldencast also will file other documents regarding the proposed transactions with the SEC. Before making any voting decision, investors and security holders of Waldencast are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transactions as they become available because they will contain important information about the proposed transactions.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Waldencast through the website maintained by the SEC at www.sec.gov.

The documents filed by Waldencast with the SEC also may be obtained free of charge at Waldencast’s website at https://www.waldencast.com or upon written request to 10 Bank Street, Suite 560, White Plains, NY 10606.

Participants in the Solicitation

Waldencast, Obagi, and Milk Makeup, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Waldencast’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of Waldencast and information regarding their interests in the business combinations is set forth in Waldencast’s registration statement on Form S-1 (File No. 333-253370) filed with the SEC on March 15, 2021. Additional information regarding the interests of such persons will be contained in the registration statement and the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transactions among Obagi, Milk Makeup and Waldencast, including statements regarding the intended benefits of the transactions, the anticipated timing of the transactions and the growth strategies of Waldencast, Obagi and Milk Makeup. These forward-looking statements generally are identified by the words “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Waldencast, Obagi, and Milk Makeup, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Waldencast’s securities, (ii) the risk that Waldencast shareholder approval of the proposed transactions is not obtained, (iii) the inability to recognize the anticipated benefits of the proposed transactions, which may be affected by, among other things, the amount of funds available in Waldencast’s trust account following any redemptions by Waldencast’s shareholders, (iv) the failure to receive certain governmental and regulatory approvals, (v) the inability to complete the PIPE Investment or the Forward Purchase Agreements Investments, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Obagi Merger Agreement or the Milk Makeup Equity Purchase Agreement, (vii) changes in general economic conditions, including as a result of the COVID-19 pandemic, (viii) the outcome of litigation related to or arising out of the proposed transactions, or any adverse developments therein or delays or costs resulting therefrom, (ix) the effect of the announcement or pendency of the transactions on Obagi’s or Milk Makeup’s business relationships, operating results, and businesses generally, (x) the ability to continue to meet Nasdaq’s listing standards following the consummation of the proposed transactions, (xi) costs related to the proposed transactions, (xii) that the price of Waldencast’s securities may be volatile due to a variety of factors, including Waldencast’s, Obagi’s or Milk Makeup’s inability to implement their business plans or meet or exceed their financial projections and changes in the combined capital structure, (xiii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transactions, and identify and realize additional opportunities and (xiv) the ability of Obagi and Milk Makeup to implement their strategic initiatives and continue to innovate their existing products and anticipate and respond to market trends and changes in consumer preferences. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Waldencast’s registration statement on Form S-1 (File No. 333-253370), the registration statement on Form S-4 discussed above, the proxy statement/prospectus and other documents filed or that may be filed by Waldencast from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Obagi, Milk Makeup and Waldencast assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Waldencast, Obagi, or Milk Makeup gives any assurance that Waldencast, Obagi or Milk Makeup, or the combined company, will achieve their expectations.

Contacts

Investors

investors@waldencast.com

Media

Gladstone Place Partners

Steve Lipin/Christina Stenson

waldencast@gladstoneplace.com

212-230-5930

5